Exhibit 10.4
[AZO LETTERHEAD]
[Date]
[Name]
[Address]
Dear [Name]:
You have been granted one or more non-qualified stock option(s) (the “Options”) with respect to common stock of AutoZone, Inc. (the “Corporation”) pursuant to one or more Stock Option Grant Notice and Stock Option Agreement(s) and/or Non-Qualified Stock Option Agreement(s) (collectively, the “Agreements”) and the Corporation’s 2006 Stock Option Plan and/or the Corporation’s Third Amended and Restated 1996 Stock Option Plan (collectively, the “Plans”). This letter is to advise you that the Compensation Committee has amended certain terms and provisions in the Agreements, effective as of December 14, 2010 (the “Effective Date”). The Options, and corresponding Agreements and Plans, to which this letter applies are listed on Exhibit A, attached hereto.
As of the Effective Date, your Agreements are amended to provide that the Options may be exercise in the event of a Termination of Employment by the Corporation other than for Cause (as defined in the applicable Agreement), the expiration of the Severance Period (as defined in the Non-Compete and Severance Agreement between you and the Corporation), except to the extent otherwise provided by an applicable employment agreement.
Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of its term, which is ten (10) years and one (1) day from the date of grant of the Option.
Your consent is not required for this amendment to your Agreement(s) to become effective. If you should have any questions please contact [_____].
Sincerely,
[Name]
AutoZone, Inc.

Exhibit A
[to be provided]